UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): May 15, 2020 (April 20, 2020)

Comstock Holding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1886 METRO CENTER DRIVE, FOURTH FLOOR

RESTON, VIRGINIA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 230-1985

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01	CHCI	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

Reference is made to the disclosure under Item 2.03 below which is hereby incorporated in this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
Arrangement of a Registrant.

On April 3, 2020, Comstock Holding Companies, Inc. (the “Company”) applied for a Paycheck Protection Program (“PPP”) loan under the Coronavirus Aid, Relief, and Economic Security Act (the “Cares Act”) through an existing commercial lender.   On or about April 20, 2020, the Company received loan proceeds of approximately $1.95 million evidenced by a promissory note (the “Note”). The PPP loans, established as part of the Cares Act, provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the qualifying business. The PPP loans and accrued interest are forgivable after eight weeks so long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels in accordance with the Cares Act.

The receipt of these funds, and the forgiveness of the loan attendant to these funds, is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on the Company’s future adherence to the forgiveness criteria. The Company intends to adhere to the forgiveness criteria.  The term of the Company’s PPP loan, if not forgiven, is two years. The annual interest rate on the Note is 1% and no payments of principal or interest are due during the six-month period beginning on the date of the Note. The Note remains subject to any new guidance and new requirements released by the Department of the Treasury, the latest such guidance being issued on May 13, 2020, including its safe harbor provision.

The foregoing description of the Note is not complete and is qualified in its entirety by reference to the full text of the Note, a copy of which will be filed as an exhibit to the Company’s Quarterly Report, hereafter defined, and is hereby incorporated by reference.

Item 8.01Other Events.

Due to the ongoing COVID-19 pandemic, the Company is hereby giving notice to avail itself of an extension to file its Quarterly Report on Form 10-Q for the period ended March 31, 2020 (the “Quarterly Report”). The Company is relying on the Securities and Exchange Commission’s Order under Section 36 of the Securities Exchange Act of 1934 Modifying Exemptions From the Reporting and Proxy Delivery Requirements for Public Companies dated March 25, 2020 (Release No. 34-88465) (the “Order”).

The Company’s operations have experienced significant disruptions due to the unprecedented working conditions surrounding the ongoing COVID-19 pandemic resulting from the various measures that federal, state, and local jurisdictions have taken in response to the crisis. In response to these measures, the Company has implemented work-from-home arrangements at all offices, including the Company’s headquarters to protect the safety of its employees. In connection with the preparation of the Quarterly Report, the Company currently is experiencing disruptions in its normal processes and interactions with its accounting personnel and others involved in the preparation of the Quarterly Report. As a result of the foregoing, the Company’s Quarterly Report, which prior to the Order was due on May 15, 2020, is now expected to be filed on or prior to May 22, 2020, but in no event shall it be filed later than May 29, 2020.

Pursuant to the requirements of the Order, set forth below is a risk factor disclosing expected the impact of COVID-19 on the Company’s operations:

Our business operations and financial condition may be materially and adversely affected by the outbreak of COVID-19.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

At this time, we cannot foresee whether the outbreak of COVID-19 will be effectively contained, nor can we predict the severity and duration of its impact. If the outbreak of COVID-19 is not effectively and timely controlled, our business operations and financial condition may be materially and adversely affected as a result of the deteriorating market outlook for the segments and the markets in which we operate, the slowdown in regional and national economic growth, weakened liquidity and financial condition of our customers or other factors that we cannot foresee. Any of these factors and other factors beyond our control could have an adverse effect on the overall business environment and cause our business to suffer in ways that we cannot predict at this time and that may materially and adversely impact our business, financial condition and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 15, 2020

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer

2